Filed Pursuant to Rule 424(b)(5)

Registration No 333-264807

PROSPECTUS SUPPLEMENT (to Prospectus dated November 4, 2022)

5,068,494  Ordinary Shares

We are offering 5,068,494  shares (the “Shares”) of our ordinary shares (“common shares” or “ordinary shares”) to institutional investors pursuant to this prospectus supplement and the accompanying prospectus, and a securities purchase agreement with such investors. The purchase price for the Shares is $0.73 per Share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including the additional information described under the heading “Incorporation of Certain Information by Reference,” and any amendments or supplements carefully before you make your investment decision.

We are not a Chinese operating company but a British Virgin Islands holding company with operations conducted by our direct subsidiaries: (i) Quest Holdings International LLC, an Ohio limited liability company (“QHI”), (ii) Quest International Education Center LLC, an Ohio limited liability company (“QIE”), (iii) Ameri-Can Education Group Corp., an Ohio corporation (“Ameri-Can”), (iv) Highrim Holding International Limited, a British Columbia, Canada corporation (“HHI”), and (v) Gilmore INV LLC, an Ohio limited liability company (“Gilmore”); and through our indirect subsidiaries: (i) Davis University (formerly Davis College, Inc. an Ohio corporation), (ii) Richmond Institute of Languages Inc., a Canadian corporation (“RIL” or “EduGlobal College”), (iii) Study Up Center LLC, an Ohio limited liability company (“SUPC”), (iv) Skyward Holding International Limited, a Canadian company (“Skyward”), and (v) SouthGilmore LLC, an Ohio limited liability company  (“SouthGilmore”); as well as through our recruiting office in Sri Lanka, which operates under Skyward.

Investors will be purchasing securities in EpicQuest Education Group International Limited, a British Virgin Islands company, which is a holding company and does not conduct any operations. We refer to EpicQuest Education Group International Limited and its subsidiaries as “we,” “us,” “our,” the “Company,” or “EpicQuest.”

Investing in our securities being offered pursuant to this prospectus involves unique and a high degree of risk. You should carefully read and consider the risk factors beginning on page S-12 of this prospectus and in the applicable prospectus supplement before you make your investment decision.

During the fiscal year ended September 30, 2024, more than two-thirds of our customers (excluding domestic Davis University students who were enrolled in our certificate programs) were residents of the People’s Republic of China (“PRC” or “China”). Davis University is wholly owned by Ameri-Can, our majority owned subsidiary of which we have a 70% interest. We are subject to legal and operational risks associated with having such a concentration of our customers based in the PRC. The Chinese government may intervene or influence the operation of our business in China, which may significantly limit or completely hinder our ability to conduct our business and cause the value of our securities to significantly decline or be worthless.

QHI conducts marketing activities in China through its business partner in China, Renda Financial Education Technology Co., Ltd., and Davis University collaborates with multiple universities and colleges in China to run joint academic programs together with them. Although we do not have any variable interest entities or Chinese subsidiaries that are subject to PRC law at this time, recent statements and regulatory actions by China’s government, such as those related to the use of variable interest entities and data security or anti-monopoly concerns, may impact our ability in the future to conduct business or accept foreign investments. In general, rules and regulations in China can change quickly with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operations.

Most of our revenue is remitted to us in U.S. dollars, and all the bank accounts owned by us, other than those owned by Richmond Institute of Languages (RIL) located in British Columbia, Canada, are located in Ohio. The rest of our revenue is remitted to RIL in Canadian dollars, and the bank accounts owned by RIL are located in British Columbia, Canada. There are no restrictions on our ability to transfer cash between us, our Ohio-based subsidiaries and our Canadian subsidiary, and investors. The typical structure of cash flows through our organization is as follows: (i) our subsidiaries, which conduct our operations, receive cash from our operations; and (ii) to the extent EpicQuest requires cash for its expenses, the subsidiaries satisfy such obligations through intercompany loans made to EpicQuest. QHI and Davis University, which are our only subsidiaries that conduct any business in China, do so through their business partners in China, Renda Financial Education Technology Co., Ltd. and Wenfeng Shenghe Study Abroad Service Co. Ltd.

During the fiscal year ended September 30, 2024, cash transfers have been made to date between EpicQuest and our subsidiaries were as follows: (i) intercompany loans from QHI to QIE of $26,845; (ii) intercompany loans from QHI to Ameri-Can of $30,000; (iii) intercompany loans to QHI from HHI of $39,959; (iv) intercompany loans from QHI to Gilmore Investment of $3,006,381; (v) intercompany loans from QHI to EEIQ of $2,013,546; (vi) intercompany loans from QHI to Study Up of $18,455; (vii) intercompany loans from QHI to RIL of $50,000; and intercompany loans from Ameri-Can to Davis University of $1,868,700. See “Prospectus Summary – Cash Flows through Our Organization; Dividends and Distributions” for more information.

During the half year ended March 31, 2025, cash transfers have been made to date between EpicQuest and our subsidiaries were as follows: (i) intercompany loans from QHI to QIE of $250; (ii) intercompany loans from QHI to Ameri-Can of $430,613; (iii) intercompany loans to QHI from HHI of $44,464; (iv) intercompany loans from QHI to South Gilmore LLC of $13,862; (v) intercompany loans from QHI to EEIQ of $350,728; (vi) intercompany loans from QHI to Study Up of $2,384; (vii) intercompany loans from QHI to RIL of $111,464; intercompany loans from QHI to Skyward of $797;  intercompany loans from QIE to HHI of $7,000; intercompany loans from QIE to Ameri-Can of $1,000; intercompany loans from QIE to SUC of $2,807; intercompany loans from DU to QHI of $169,125; intercompany loans from HHI to Skyward of $43,050; intercompany loans from HHI to RIL of $100,820; intercompany loans from RIL to DU of $65,917; and intercompany loans from Ameri-Can to Davis University of $390,718. See “Prospectus Summary – Cash Flows through Our Organization; Dividends and Distributions” for more information.

As of the date of this prospectus supplement, none of our subsidiaries has declared or paid any dividends or made any distributions to EpicQuest, nor does any of them have intention to do so. As of the date of this prospectus supplement, EpicQuest has not declared any dividend and does not have a plan to declare a dividend to its shareholders. For more information, please see our consolidated financial statements contained in our most recent annual report on Form 20-F, which is incorporated by reference herein. We currently do not have cash management policies that dictate how funds are transferred between us, our subsidiaries or investors. See “Prospectus Summary – Cash Flows through Our Organization; Dividends and Distributions” for more information.

To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability or our subsidiaries’ ability to transfer cash.

The lack of PCAOB inspections of audit work in foreign countries prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, investors would be deprived of the benefits of PCAOB inspections. The Holding Foreign Companies Accountable Act (“HFCAA”) was enacted on December 18, 2020, to address concerns over lack of access to audit records of foreign companies. The HFCAA required the SEC to prohibit trading of securities of any foreign issuer if the Public Company Accounting Oversight Board (PCAOB) is unable to inspect or investigate the company’s auditor for three consecutive years. This prohibition applies to both exchanges and over-the-counter markets. Beginning in 2021, foreign issuers may be designated as “Commission-Identified Issuers” if they retain such an auditor, and if identified for three consecutive years, may be subject to delisting. We could face such consequences if either we or our auditor are designated accordingly.

On December 16, 2021, the PCAOB issued a report relaying to the SEC its determinations that PCAOB was unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong due to positions taken by Chinese authorities. Because our independent registered public accounting firm is based in the United States, it is not subject to the PCAOB’s December 16, 2021 determinations. On August 26, 2022, the PCAOB entered into a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC, establishing arrangements for conducting inspections and investigations of relevant audit firms in both jurisdictions. This agreement marked a significant step toward resolving audit oversight issues and set forth the framework for cooperation, including the purpose, scope, and protection of certain data. On December 15, 2022, the PCAOB announced it had obtained full access to inspect and investigate registered public accounting firms in mainland China and Hong Kong, effectively reversing its prior determination. As a result of the PCAOB’s decision to vacate its previous determinations, there are currently no issuers at risk of trading prohibitions under the HFCAA unless the PCAOB issues a new determination. On December 29, 2022, the U.S. President signed into law the Accelerating Holding Foreign Companies Accountable Act (AHFCAA), which amended the HFCAA to reduce the number of “non-inspection years” from three to two. As a result, the SEC is now required to prohibit trading of an issuer’s securities on national securities exchanges and in the over-the-counter market if the issuer is identified as a Commission-Identified Issuer for two consecutive years, rather than three.

If, notwithstanding the foregoing, it is determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, the trading in our common shares would be prohibited, and as a result, Nasdaq may determine to delist our common shares. Delisting of our common shares would force holders of our common shares to sell their shares. The market price of our common shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with significant business in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

As of the date hereof, our auditor, ZH CPA, LLC, is not among the auditor firms listed on the HFCAA determination list, which list notes all of the auditor firms that the PCAOB is not able to inspect. However, trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB issues a new determination and it also determines that it cannot inspect the work papers prepared by our auditor and that as a result an exchange may determine to delist our securities.

We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements for this prospectus and for future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company” and “Prospectus Summary - Implications of Being ana Foreign Private Issuer” for more information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-12 and in any applicable prospectus supplement.

Our common shares are listed on The Nasdaq Capital Market under the symbol “EEIQ.” On August 25, 2025, the last reported sale price of our common shares on Nasdaq was $0.74 per share.

As of August 25, 2025, the aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the price at which the common equity was last sold on August 22, 2025, was $3.71 million, based on 18,218,173 shares of outstanding common shares as of such date, of which 9,218,182 shares were held by non-affiliates. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. During the 12 calendar months prior to and including the date of this prospectus supplement, we did not sell any securities pursuant to General Instruction I.B.5 of Form F-3.

We are selling the securities directly to the investors. We have retained FT Global Capital, Inc. (“FT Global”) to act as our exclusive placement agent to use its reasonable best efforts in connection with the securities offered by this prospectus supplement and the accompanying prospectus. FT Global is not purchasing the securities offered by us and is not required to sell any specific number or dollar amount of securities but has agreed to use its best efforts to solicit offers to purchase the securities offered by this prospectus supplement and the accompanying prospectus. There are no arrangements to place the funds raised in this offering in an escrow, trust or similar account. We have agreed to pay FT Global a fee of 7.0% of the aggregate gross proceeds in this offering and to provide reimbursement of certain expenses and certain other compensation to the placement agent. See “Plan of Distribution” beginning on page S-14 of this prospectus supplement for more information regarding these arrangements.

	Per Share	Total
Public offering price	$0.73	$3,700,000.62
Placement Agent fees(1)	$0.0511	$259,000.04
Proceeds, before expenses, to us	$0.6789	$3,441,000.58

(1)	The placement agent will receive compensation in addition to the cash commission set forth above. See “Plan of Distribution” beginning on page S-14 of this prospectus supplement for more information regarding the compensation payable to the placement agent.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any related free writing prospectus. Any representation to the contrary is a criminal offense.

Delivery of the securities offered hereby is expected to be made on or about August 26, 2025, subject to the satisfaction of certain conditions.

FT Global Capital, Inc.

The date of this prospectus supplement is August 25, 2025.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. References to this “prospectus” include documents incorporated by reference herein. See “Incorporation of Certain Information By Reference.” The information in or incorporated by reference into this prospectus is current only as of its date. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer these securities.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Each time we conduct an offering to sell securities under the accompanying prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. The shelf registration statement was initially filed with the SEC on May 9, 2022, was subsequently amended, and was declared effective by the SEC on November 4, 2022. This prospectus supplement describes the specific details regarding this offering and may add, update or change information contained in the accompanying prospectus. The accompanying prospectus provides general information about us and our securities, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making offers to sell or solicitations to buy our common shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference with an earlier date, you should rely on this prospectus supplement. This prospectus supplement, together with the base prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering include all material information relating to this offering. We have not, authorized anyone to provide you with different or additional information and you must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus supplement, the accompanying prospectus and the information and documents incorporated herein by reference herein and therein, as well as any free writing prospectus we have authorized for use in connection with this offering, before making an investment decision. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of these securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein which are summaries only and are not intended to be complete. Reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference certain market data and industry statistics and forecasts that are based on Company-sponsored studies, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and the accompanying prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

Unless the context otherwise requires, the terms “our company,” “we,” “us” and “our” refer to EpicQuest Education Group International Limited and our subsidiaries. All references to “Renminbi,” “RMB” or “yuan” are to the legal currency of the People’s Republic of China (“PRC” or “China”); all references to “Canadian dollars” or “C$” are to the legal currency of Canada; and all references to “U.S. dollars,” “dollars,” “US$,” and “$” are to the legal currency of the United States.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus supplement, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in this prospectus supplements and in our most recent filings with the SEC including our Annual Reports on Form 20-F and reports on Form 6-K, as well as other information in this prospectus supplement and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Company Overview

Located in Ohio, EpicQuest Education Group International Limited (“EpicQuest”), through its wholly owned subsidiaries Quest Holding International LLC (“QHI”), Quest International Education Center LLC (“QIE”) and Highrim Holding International Limited (“HHI”), and majority owned (70%) subsidiary, Ameri-Can Education Group Corp. (“Ameri-Can”), provides comprehensive education solutions for domestic and international students interested in university and college degree programs in the United States, Canada and the United Kingdom. Additionally, though these entities, EpicQuest has indirect subsidiaries that contribute to its global operations and educational offerings. Through Ameri-Can, we have controlling equity ownership interest in Davis University (formerly, Davis College)(“Davis”) located in Toledo, Ohio. In March 2023, we completed the full acquisition of all the issued and outstanding shares of Richmond Institute of Languages Inc. (d.b.a. EduGlobal College), based in British Columbia, Canada, which focuses on English proficiency educational programming for students pursuing academic degrees. In addition, we have a recruiting relationship with the regional campuses of Miami University of Ohio, where we maintain residential facilities, a full-service cafeteria, recreational facilities, shuttle buses and an office for the regional campuses that provides study abroad and post-study services for its students; these facilities are not owned, maintained, operated or are a part of Miami University. We also act as a recruiting agent for the University of the West of Scotland (through The Education Group (London) Ltd.) and Coventry University, both of which are located in the United Kingdom. Through Skyward, we also operate a recruiting office in Sri Lanka that we opened in September of 2023. Through our wholly owned subsidiary, Gilmore INV LLC (“Gilmore”) and its subsidiary, SouthGilmoreLLC (“SouthGilmore”), we organize sport-related exhibition matches; and through EpicQuest’s owned and operated institutions, Davis University and EduGlobal College, we offer kinesiology and recreation education programs.

Company Structure

EpicQuest is a holding company registered and incorporated in the British Virgin Islands (BVI) on December 13, 2017. As a wholly-owned subsidiary of EpicQuest, Quest Holding International LLC (QHI) was incorporated in 2012 in Ohio to facilitate study abroad and post-study services for Chinese students in the United States. Quest International Education Center LLC (QIE) was formed in January 2017 in Ohio, and is a wholly-owned subsidiary of QHI. Gilmore INV LLC (Gilmore) was formed in November 2023 and is a wholly-owned subsidiary of EpicQuest. SouthGilmore LLC (SouthGilmore) is 40% owned by Gilmore, and was formed in November 2023, with EpicQuest maintaining control of SouthGilmore’s Board of Directors and heading its management team. Highrim Holding International Limited (HHI) was formed in July 2021 in Canada, and it is also a wholly-owned subsidiary of EpicQuest. Study Up Center LLC (SUPC) was formed in April 2022 in Ohio, and it is a wholly-owned subsidiary of HHI. Skyward International Holding Limited (Skyward) was formed in June 2023, and is a wholly-owned subsidiary of HHI. Skyward also serves as the holding company of the Company’s Sri Lanka recruiting office opened in September 2023.

We are not a Chinese operating company but a British Virgin Islands holding company with operations conducted by our subsidiaries. We do not utilize any variable interest entities. Investors will be purchasing securities in EpicQuest Education Group International Limited and not in any of our subsidiaries.

The following chart reflects our organizational structure as of the date of this prospectus supplement.*

*	EpicQuest Education Group International Ltd. is the entity in which investors will be purchasing their interests.

(1)	Percentage ownership of the Company’s ordinary shares is based on 18,108,173 ordinary shares outstanding as of June 26, 2025. Stock options, warrants, or other securities that are exercisable or convertible into ordinary shares are not included in these percentages. See “Selling Shareholders” for a table setting forth certain information regarding beneficial ownership of our common shares and warrants to purchase common shares held by each of the Selling Stockholders.

Business Overview

Quest Holding International LLC (QHI), a wholly owned subsidiary of EpicQuest, has agreements with the Regional Campuses of Miami University of Ohio, one of the oldest public universities in the country, to offer our services to Chinese students interested in studying in the United States. Located in southwestern Ohio and established in 1809, Miami University has 7 colleges, 5 different campuses, and the campus population of approximately 25,000. Known as a “public Ivy,” the university offers more than 120 undergraduate, 60 graduate and 13 Ph.D. degrees. Currently, our agreements with Miami University have extended to the Middletown and Hamilton campuses. After two years of online courses, our students returned to Ohio for in-person classes at the Miami University Regional Campuses starting in August 2022.

On May 24, 2023, QHI entered into a Memorandum of Agreement with Miami University (the “Miami Agreement”). The Miami Agreement sets forth the terms pursuant to which QHI is to recruit international students residing outside of the United States for admission to the Miami University English Language Center at the Miami University Regional Campuses. The Miami Agreement has a five-year term, as compared to the previous three-year term agreements with Miami University. The Miami Agreement was effective as of July 1, 2023, and will terminate in accordance with its terms on June 30, 2028.

As a key part of our strategic growth plan, we acquired a controlling stake in Ameri-Can Education Group Corp. (Ameri-Can), which, as of December 2022, owns Davis College (now Davis University), a two-year career-training college. It represents a key strategic growth initiative that expands our business model to being an operator of a college that provides career-training programs as well as a ‘transfer pathway’ to universities for students to pursue Bachelors’ degrees. We believe that Davis offers immediate synergies with our existing operations as well as significant long-term growth opportunities in the U.S., the foundation of our global expansion strategy. Davis has arrangements with 7 international universities to offer students a variety of pathways toward completing their Bachelor’s degrees. In recent months, Davis has established non-binding Memorandums of Understanding with several global institutions. Among these institutions are the International College of Business and Technology (ICBT Campus) of Sri Lanka, Isabela State University of the Philippines, PSB Academy of Singapore, and Anhui Business College of China.

In June of 2023, Davis College was approved by the Higher Learning Commission (HLC) to offer a four-year Bachelor of Science in Business degree. The HLC is an independent corporation and is one of seven regional accreditors in the U.S. that accredits degree-granting post-secondary educational institutions in order to help assure the quality of higher education. Effective November 18, 2023, the conversion of Davis College to Davis University was approved by regulatory authorities. This new designation reflects the breadth of Davis University’s academic programs including current and planned four-year degree programs which offer students a wide range of avenues to pursue different levels of education. On September 12, 2023, the HLC approved Davis for all of its education courses and programs that are offered online. HLC indicated that since Davis met the threshold requirement for online education, it does not need to seek further online education approvals from HLC.

As of September 30, 2024, Davis has enrolled 220 international students for the first academic quarter of 2024. This compares with 35 international students that were enrolled at Davis in this same academic quarter in 2022, and 102 international students that were enrolled in this same academic quarter in 2023. The substantial increase in international enrollment for the first academic quarter of 2024 includes 101 international students through an agreement with Chongqing Technology and Business Institute and 115 international students through the Company’s foundational programs in China. On July 1, 2023, Davis entered into an agreement with Beijing New Oriental Vision Overseas Consulting Co., Ltd. (“New Oriental Consulting”) whereby New Oriental Consulting will act as a non-exclusive recruiting agent for Davis for a period of three years. New Oriental Consulting is the largest recruitment agent for students in China and recruits for colleges and universities in the U.S. and around the world.

On August 10, 2023, Davis entered into an agreement with Peking University School of Education (the “Peking University Agreement”) for a two-year continuing education and training program. During the first two years of this program, Davis students take course work on the main campus of Peking University; the remainder of the course work is to be taken at the Davis campus in Toledo, Ohio, leading to the attainment of degrees. The education program with Peking University, a preeminent university in China, began on September 1, 2023, with an enrollment to be capped at 50 Davis students. Peking University is regarded as one of the largest and highest ranked universities in China. In July 2024, the Peking University Agreement was renewed, and the cap of student enrollment in the program has been increased to 80 students. In addition, effective May 8, 2024, Davis entered an agreement with Shanghai Jiao Tong University to establish a foundational program on one of its main campuses, and started the first year of the program beginning in September 2024.

Starting July 2024, Davis expanded its campus to downtown Toledo in order to accommodate an expected growth in enrollment metrics attributable to its internationalization strategy. In addition, while an ongoing collaboration program with Chongqing Institute of Technology and Business for graphic design, which provides Davis students the opportunity to take coursework has entered into its second year, two similar programs have been formally approved and will start their first cohorts in September 2025. These new programs are an Advertising and Art Design program with Shijiazhuang College of Applied Technology and the Modern Logistics Management program with Guangdong Communications Polytechnic.

Effective December 1, 2024, Davis University established a pathway for international students from five Southeast Asian and South American colleges and universities to complete associate and bachelor’s degrees in business at Davis University by entering into a Transfer Articulation Agreement with The Center of Advanced Studies (“CAS”), based in Tokyo, Japan. The Agreement between Davis and CAS establishes a transfer pathway by facilitating the transfer of credits for students from colleges and universities where CAS operates its International Studies Program to enroll in Davis’ associate and bachelor’s degree programs for business. In the first half of calendar year 2025, Davis also signed agent agreements and partnership agreements in order to enter the African markets and to expand the South-Asian markets.

 On January 15, 2022, EpicQuest’s wholly-owned subsidiary, HHI, entered into agreements with Canada EduGlobal Holdings Inc. (EduGlobal Holdings) and Richmond Institute of Languages Inc. d.b.a. EduGlobal College (EduGlobal College), pursuant to which it acquired 80% of the issued and outstanding shares of EduGlobal College from EduGlobal Holdings. This acquisition provided us with an opportunity to further develop EduGlobal’s innovative educational programs of English proficiency training and academic programming that was student-centric and were among the highest in academic quality. EduGlobal previously signed an Academic Articulation Agreement (the “Agreement”) with Algoma University (“Algoma”). The Agreement establishes a seamless pathway for EduGlobal students who have successfully completed its International Undergraduate Pathways Program (iUPP) and the English for Academic Purposes (EAP) Program to complete baccalaureate degrees and graduate certificates at Algoma’s campuses in Brampton and Sault Ste. Marie. The Agreement is an important element of the Company’s strategic plan; EpicQuest is intent upon exploring additional opportunities to expand into the Canadian education market. On March 31, 2023, HHI acquired the 20% remaining equity of EduGlobal College from EduGlobal Holdings. The acquisition price of the remaining 20% of the equity in EduGlobal was C$250,000 (US$186,131). This acquisition of the 20% of the remaining equity in EduGlobal resulted in EduGlobal College being 100% owned by HHI. EduGlobal College (“EduGlobal”) has signed a Memorandum of Understanding and Articulation Agreement with Corpus Christi College, located in Vancouver, Canada, and an Articulation Agreement with Academy of Learning, which has learning campuses throughout Canada. The agreements provide for ongoing collaborations between EduGlobal and the two institutions of higher learning. On March 28, 2024, two new cooperative (“co-op”) diploma programs at EduGlobal College were approved by the Private Training Institutions Branch (“PTIB”) of British Columbia, which regulates private training institutions. The co-op programs entail students alternating between attending academic semesters at EduGlobal College with working at paid, full-time jobs, and commenced for the Fall semester in September 2024. The two co-op programs are for a two-year Business Studies Diploma and a one-year Business Studies Certificate. Both programs require students to alternate semesters between attending academic semesters with placement at paid, full-time jobs. The two new programs add to the program that EduGlobal has been offering, and both programs are designed with international students in mind, featuring a blend of delivery methods to accommodate different time zones and learning preferences. This format supports EduGlobal College’s strategy to make quality Canadian education accessible to students from around the world.

As a wholly owned subsidiary of HHI, Skyward was formed in June of 2023 in Canada. Skyward serves as the holding company of our Sri Lanka recruiting office which opened in September of 2023 and focuses on the recruiting students in Southeast Asia and the Middle East regions.

In November 2023, EpicQuest established a wholly owned subsidiary, Gilmore INV LLC (Gilmore), in Ohio, for the purposes of organizing sport-related exhibition matches, and kinesiology and recreation education programs to be offered by both of EpicQuest’s owned and operated institutions, Davis University and EduGlobal College. Another entity SouthGilmore LLC (SouthGilmore) was formed in 2023 to organize sports-related entertainment projects such as exhibition matches. SouthGilmore is 40% owned by Gilmore, with EpicQuest Education maintaining control of its Board of Directors and heading its management team.

On November 23, 2023, SouthGilmore entered into a contract (the “AFA Agreement”) with the Argentine Football Association (the “AFA”) pursuant to which the parties agreed that the Argentina Men’s National Soccer Team to play two exhibition matches in China. The two international friendly matches were planned to take place between March 18-26, 2024 between the Argentine men’s national soccer team and similar opponents in China. Pursuant to the Agreement, SouthGilmore agreed to pay the AFA a total of $15.0 million, of which $7.5 million was paid in connection with the execution of the Agreement, and the remaining $7.5 million will be paid before the games are played. In addition, pursuant to the Agreement, SouthGilmore agreed to assume the costs and obligations related to stadium charges, security, ticketing and all other matters generally related to the organization of the games. The Company has agreed to fund 50% of the payments due from SouthGilmore to the AFA pursuant to the Agreement. In April 2024, the AFA confirmed to SouthGilmore that it was rescheduling the previously scheduled matches, which the AFA and SouthGilmore now plan to hold between October 2025 and March 2026 in the territory of the Asian Football Association.

We entered into an agreement with The Education Group (London) Ltd whereby we agreed to recruit students from China for admission to the University of the West of Scotland. We have also been operating as a recruiting agent for admission to Coventry University for the 2021-2022 academic year.

QHI develops specific education goals and plans for each student enrolled in our program and provides a safe and structured environment and support services so that students can focus most of their attention on academic studies.

QHI’s mission is to provide our students with a reliable and comprehensive support system to fulfill their dreams of studying abroad. It strives to accomplish that by offering students and parents a one-stop destination for international study needs. QHI maintains an office in the United States and works with a business partner in the PRC. Our U.S. office is mainly responsible for providing study abroad and post-study services, which include, among others, student dormitory management, academic guidance, international student services, student catering services, student transfer application services, internship and employment guidance. QHI’s business partner in China is Renda Financial Education Technology Co., Ltd. (Renda), which is located in Beijing. Its main business includes development and cooperation of the Chinese study market, language testing, student application, visa service, pre-departure training, pick-up arrangements, or any other accommodation arrangements as may be required.

QHI focuses on all stages of the study abroad process and aims to provide the best services available to ensure that every student successfully completes the university application, and travel and settlement processes. It accomplishes this by offering a one-stop solution for these needs.

Geographic Scope of Our Operations

During the fiscal year ended September 30, 2024, our study body consisted of both domestic and international students, while most of our customers were still Chinese residents. Furthermore, the Company is expanding to other international markets through Davis University and EduGlobal College, and believes that in the next fiscal year, more students from countries other than China will join our programs.

On July 24, 2021, a China government policy called “Opinions on Further Reducing the Burden of Homework and Extracurricular Training for Students in Compulsory Education.” This policy states that tutoring of core subjects, including Chinese, English and math, are not allowed on weekends or during the summer and winter months when school is out. In addition, Chinese education firms are no longer allowed to publicly list, raise foreign capital or be a for-profit company. Although we market our services to students in China, our business operations are primarily in the U.S. We do not engage in the after school tutoring in China.

As of September 30, 2024, the Company had 43 full-time and 17 part-time employees, of which 39 were located in the U.S., 17 were located in Canada, and 4 were located in Sri Lanka.

 Neither we, nor our subsidiaries, are required to obtain any permission or approval from Chinese authorities to operate our business or to offer the securities being registered to foreign investors. In addition, neither we, nor our subsidiaries, have received any permissions from the China Securities Regulatory Commission (CSRC), Cyberspace Administration of China (CAC) or any other governmental agency, as we do not believe our operations require any such permissions or approvals. There can be no assurance, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the approval procedures and subject us to penalties for non-compliance. The foregoing statements are based on our management’s understanding and belief and we have determined not to seek an opinion of local counsel to verify such understanding and belief. We made this decision based on the types of activities we conduct in China, which do not believe raises any issues under Chinese law. Notwithstanding the foregoing, we, our subsidiaries, and investors in our securities would be materially harmed if (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future.

Most of our revenue is remitted to us in U.S. dollars, and all the bank accounts owned by us, other than those owned by Richmond Institute of Languages (RIL) located in British Columbia, Canada, are located in Ohio. The rest of our revenue is remitted to RIL in Canadian dollars, and the bank accounts owned by RIL are located in British Columbia, Canada. There are no restrictions on our ability to transfer cash between us, our Ohio-based subsidiaries and our Canadian subsidiary, and investors. The typical structure of cash flows through our organization is as follows: (i) our subsidiaries, which conduct our operations, receive cash from our operations; and (ii) to the extent EpicQuest requires cash for its expenses, the subsidiaries satisfy such obligations through intercompany loans made to EpicQuest. QHI and Davis, which are our only subsidiaries that conduct any business in China, do so through their business partners in China, Renda Financial Education Technology Co., Ltd. and Wenfeng Shenghe Study Abroad Service Co. Ltd.

The Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act (“HFCAA”) could subject us to a number of prohibitions, restrictions and potential delisting if either we or our auditor was designated as a “Commission-Identified Issuer” or an auditor listed on an HFCAA determination list, respectively. Pursuant to the HFCAA, on December 16, 2021, the U.S. Public Company Accounting Oversight Board (the “PCAOB”) issued a report relaying to the SEC its determinations that PCAOB was unable to completely inspect or investigate registered public accounting firms in mainland China and Hong Kong due to positions taken by Chinese authorities. On August 26, 2022, the PCAOB entered into a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC, establishing arrangements for conducting inspections and investigations by both sides over relevant audit firms within the jurisdiction of both sides, including the audit firms based in mainland China and Hong Kong. This agreement marked significant step towards resolving the audit oversight issues and set forth the framework for cooperation, including the purpose, scope, and protection of certain data.

Our independent registered public accounting firm is based in the United States and not subject to such determinations announced by the PCAOB on December 16, 2021. On December 15, 2022, the PCAOB announced it had obtained full access to inspect and investigate registered public accounting firms in mainland China and Hong Kong, effectively reversing its prior determination.

As of the date hereof, our auditor, ZH CPA, LLC, is not among the auditor firms listed on the HFCAA determination list, which list notes all of the auditor firms that the PCAOB is not able to inspect. However, trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB issues a new determination and it also determines that it cannot inspect the work papers prepared by our auditor and that as a result an exchange may determine to delist our securities.

Cash Flows through Our Organization; Dividends and Distributions

The typical structure of cash flows through our organization is as follows: (i) our subsidiaries, which conduct our operations, receive cash from our operations; (ii) to the extent EpicQuest requires cash for its expenses, the subsidiaries satisfy such obligations through intercompany loans made to EpicQuest.

Neither EpicQuest nor any subsidiary has paid any dividends or made any distributions to any other entity. In addition, neither EpicQuest nor any subsidiary has made any dividends or distributions made to U.S. investors.

As of the date of this prospectus supplement, none of our subsidiaries has declared or paid any dividends or made any distributions to EpicQuest, nor does any of them have intention to do so. As of the date of this prospectus supplement, EpicQuest has not declared any dividend and does not have a plan to declare a dividend to its shareholders.

To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability or our subsidiaries’ ability to transfer cash.

We currently do not have cash management policies that dictate how funds are transferred between us, our subsidiaries or investors.

Competition

The competition for the North American educational market has intensified in recent years with more participants entering the market. Our competition generally includes:

●	Chinese recruiting offices of the top 100 ranked US universities.

●	International education groups such as Shorelight, Study Group, INTO, ELS, ICM Manitoba International College and the like that provide language courses.

●	Foreign universities wishing to establish partnerships with domestic institutions or to recruit from Chinese university level international classes.

We have a university recruiting office, international education group, study-abroad consultants and a training institution in the U.S. which allows us to serve a multitude of functions throughout the supply chain. We believe we offer superior services during and after students’ studies abroad as compared with the services offered by individual study abroad agents. Similarly, we believe that our commission rates and guidance services set us apart from foreign university recruiting offices.

Recent Developments

Nasdaq Delinquency Notification Letters

On March 7, 2025, the Company received a delinquency notification letter (the “2025 Letter”) from the Listing Qualifications Department of Nasdaq indicating that the Company was not currently in compliance with the minimum bid price requirement set forth in Nasdaq’s Listing Rules for continued listing on the Nasdaq Capital Market, as the closing bid price for the Company’s common shares listed on the Nasdaq Capital Market was below $1.00 per share for 30 consecutive business days. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The 2025 Letter provided that the Company had a period of 180 calendar days from the date of the 2025 Letter, or until September 1, 2025, to regain compliance with the minimum bid price requirement. If at any time before September 1, 2025, the bid price of the Company’s common shares closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation of compliance to the Company. In the event that the Company does not regain compliance by September 1, 2025, the Company may be eligible for additional time to regain compliance. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, except for the minimum bid price requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the deficiency during the second compliance period.

May 2025 Private Placement

On May 27, 2025, we consummated pursuant to a Securities Purchase Agreement (the “2025 Purchase Agreement”) an offering with certain accredited investors for the sale by the Company of (i) 4,500,000 common shares of the Company, par value $0.0016 per share and (ii) warrants to purchase up to an aggregate of 13,500,000 common shares (referred to herein as the “May Warrants”), in a private placement offering (the “2025 Private Placement”). The combined purchase price of one common share and accompanying Warrants was $0.40.

 Subject to certain ownership limitations, the May Warrants are exercisable upon issuance. Each May Warrant is exercisable into one common share at a price per share of $0.48 (as adjusted from time to time in accordance with the terms thereof) and will expire on the first anniversary of the date of issuance.

 The gross proceeds to the Company from the 2025 Private Placement are $1.8 million, before deducting offering expenses, and excluding the proceeds, if any, from the exercise of the May Warrants.

The shares, the May Warrants, and the shares issuable upon exercise of the May Warrants were sold and issued without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 of Regulation D promulgated under the Securities Act as sales to accredited investors.

August 2025 Registered Direct Offering

On August 25, 2025, we consummated pursuant to a Securities Purchase Agreement (the “August Purchase Agreement”) entered into a securities purchase agreement with institutional investors for the purchase and sale of 5,068,493 ordinary shares (or pre-funded warrants in lieu thereof) in a registered direct offering at a purchase price of $0.73 per share.

The gross proceeds from the offering are expected to be approximately $3.7 million before deducting placement agent fees and other offering expenses payable by the Company.

The common shares (or pre-funded warrants in lieu thereof) will be issued pursuant to an effective shelf registration statement on Form F-3 (File No. 333-264807) previously filed with the SEC and declared effective by the SEC on November 4, 2022.

Corporate Information

Our principal executive offices are located in at 200 N. St. Clair Street, Suite 100, Toledo, OH 43604; our telephone number at those offices is +1 513-649-8350. The Company’s website is as follows: http://www.epicquesteducation.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

China Related Risks Factors

●	Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirement, expose us to government interference, or otherwise restrict our ability to offer securities and raise capital outside China, all of which could materially and adversely affect our business and the value of our securities.

●	The PRC government has significant influence over companies with operations in China by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless.

●	Rules and regulations in China can change quickly, with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operations.

●	To the extent cash in our business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, or our subsidiaries, by the PRC government to transfer cash.

●

In addition, the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Additionally, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

See “Risk Factors” beginning on page S-14 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering (the “IPO”) or such earlier time that we are no longer an emerging growth company. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

Shares outstanding immediately before this offering:	18,218,173

Shares Offered for Sale	5,068,494

Shares outstanding after completing of this offering:	23,286,667

Use of Proceeds:	We intend to use the net proceeds for working capital and for general corporate purposes. See “Use of Proceeds” on page S-13.

Risk Factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus.

Lock-up	We and each of our directors and executive officers have agreed, subject to limited exceptions, not to, without the prior written consent of the placement agent, directly or indirectly offer, pledge, sell, contract to sell, grant any option or otherwise dispose of any shares of our common shares (or securities convertible into, exercisable or exchangeable for, or that represent the right to receive shares of our common shares) for a period of 90 days after the date of the final prospectus for this offering. See “Plan of Distribution” for additional information.

Trading Symbol:	Our common shares are listed on the Nasdaq Capital Market and quoted under the symbol “EEIQ”.

The number of shares to be outstanding immediately after this offering as shown above assumes that all of the shares offered hereby are sold and is based on 18,218,173 common shares outstanding as of August 24, 2025. This number excludes:

●	Options to purchase an aggregate of 2,515,000 ordinary shares at a weighted average exercise price of $1.37;

●	Warrants to purchase an aggregate of 3,312,686 ordinary shares at a weighted average exercise price of $3.98 (excluding warrants issued in connection with the 2025 Private Placement);

●	Restricted Stock Units (RSUs) to acquire 420,000 ordinary shares; and

●	13,500,000 common shares issuable upon the exercise of the May Warrants issued in the 2025 Private Placement at an exercise price per share of $0.48.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the prospectus and any related free writing prospectus, and under similar headings in our Annual Report on Form 20-F for the fiscal year ended September 30, 2024, as updated by our subsequent filings, which are incorporated by reference into this prospectus supplement, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

Any forward-looking statements contained in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the year ended September 30, 2024, as filed with the SEC, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $3.3 million, after deducting the estimated placement agent fees and estimated offering expenses payable by us, assuming all of the Shares offered hereby are sold.

We intend to use the net proceeds for working capital and for general corporate purposes.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

DIVIDEND POLICY

The holders of our common shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating companies may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common shares are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of March 31, 2025, our as reported net tangible book value was $4.1 million, or $0.30 per ordinary share. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock. After giving effect to the issuance subsequent to March 31, 2025, of 4,500,000 ordinary shares in connection with our 2025 Private Placement, our as adjusted net tangible book value was $5.9 million, or $0.33 per share of common stock.

After giving effect to: (i) to the sale of ordinary shares in the 2025 Private Placement, (ii) the sale of 5,068,494 ordinary shares in this offering at the public offering price of $0.73 per share, and after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2025 would have been approximately $9.2 million, or approximately $0.40 per share. This represents an immediate increase in adjusted net tangible book value of approximately $0.07 per share to our existing stockholders and an immediate dilution of approximately $0.33 per share to new investors participating in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per share		$0.73
Historical net tangible book value per share at March 31, 2025 (as adjusted)	$0.33
Increase in adjusted net tangible book value per share to the existing stockholders attributable to this offering	$0.07
As adjusted net tangible book value per share after this offering		$0.40
Decrease in net tangible book value per share to new investors		$0.33

The number of shares of common stock to be outstanding after this offering is based on 13,608,173 shares outstanding as of March 31, 2025 plus the issuance subsequent to March 31, 2025 of 4,500,000 ordinary shares in the 2025 Private Placement, and excludes:

●	Options to purchase an aggregate of 2,515,000 ordinary shares at a weighted average exercise price of $1.37;

●	Warrants to purchase an aggregate of 3,312,686 ordinary shares at a weighted average exercise price of $3.98 (excluding warrants issued in connection with the 2025 Private Placement);

●	Restricted Stock Units (RSUs) to acquire 420,000 ordinary shares ; and

●	13,500,000 common shares issuable upon the exercise of the May Warrants issued in the 2025 Private Placement at an exercise price per share of $0.48.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase our common stock, and no conversion of convertible notes. The exercise of outstanding options or warrants or the conversion of convertible notes having an exercise or conversion price less than the offering price would increase dilution to investors participating in this offering. In addition, we may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through our sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering ordinary shares in this offering. As of the date of this prospectus supplement, we are authorized to issue a maximum of (i) 31,500,000 ordinary shares with a par value of $0.0016 each (referred to herein as “ordinary shares” or “common shares”) and (ii) 10,000,000 preferred shares with a par value of US$0.0016 each (the “preferred shares”). The material terms and provisions of our ordinary shares are described under the caption “Description of Securities” starting on page 11 of the accompanying prospectus.

Stock Transfer Agent

VStock Transfer is our company’s stock transfer agent. VStock’s contact information is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, tel. (212) 828-8436.

PLAN OF DISTRIBUTION

We have engaged FT Global Capital, Inc. to act as our exclusive placement agent pursuant to a placement agency agreement in connection with this offering, dated as of August 25, 2025. The placement agent is not purchasing or selling any of the securities we are offering by this prospectus supplement.

We have entered into securities purchase agreements, each dated August 25, 2025 (the “August Purchase Agreements”), directly with several investors who have agreed to purchase the securities in this offering. The August Purchase Agreements provide that the obligations of the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions and closing certificates.

We currently anticipate that the closing of this offering will take place on or about August 26, 2025, subject to customary closing conditions. On the closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price;

●	the placement agent will receive the placement agent fees in accordance with the terms of the placement agent agreement; and

●	we will deliver the shares of our common shares to the investors.

We have agreed to pay the placement agent a placement agent fee in cash equal to 7.0% of the gross proceeds from the sale of the securities in this offering.

In addition, we have agreed to reimburse the placement agent at the closing for its legal fees and expenses in connection with this offering in the amount not to exceed $90,000.00.

In addition, we agreed to pay additional compensation to the placement agent in the form of the placement agent warrants to purchase that number of shares which equals 5.0% of the aggregate number of the shares sold in this offering at an exercise price of $0.73 per share. The placement agent warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the placement agent warrants nor any of our common shares issued upon exercise of the placement agent warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement date of sales in this offering, subject to certain exceptions. The placement agent warrants to be received by the placement agent and related persons in connection with this offering: (i) fully comply with lock-up restrictions pursuant to FINRA Rule 5110(e)(1); and (ii) fully comply with transfer restrictions pursuant to FINRA Rule 5110(e)(2).

We have agreed not to issue, enter into any agreement to issue, or announce the issuance or proposed issuance of, any shares of our common shares or any securities convertible into or exercisable or exchangeable for shares of our common shares, or to file any registration statement or prospectus, or any amendment or supplement thereto, for a period of 60 days after the closing of this offering, subject to certain exceptions. In addition, we have agreed not to effect or enter into an agreement to effect any issuance of common shares or any securities convertible into or exercisable or exchangeable for shares of common shares involving a Variable Rate Transaction (as defined in the August Purchase Agreement) for a period of 12 months after the closing date, subject to certain exceptions.

We estimate the total expenses of this offering (including the expenses reimbursable to the placement agent) payable by us, excluding the placement agent fee, will be approximately $120,000.

We have also agreed to an 12-month tail fee equal to the cash and warrant compensation in this offering if any investor to whom the Placement Agent introduced us with respect to this offering during the term of its engagement, or any investor that participated in the offering, provides us with further capital during such 12-month period following termination of our engagement with the Placement Agent.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	must not engage in any stabilization activity in connection with our securities; and

●	must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

A copy of the form of the August Purchase Agreements we entered into with the investors will be included as an exhibit to our Report on Form 6-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.

Our executive officers, directors, and certain significant shareholders have agreed to a “lock-up” with respect to shares of our common shares and other securities beneficially owned, including securities that are convertible into, or exchangeable or exercisable for, shares of our common shares, for a period ending 90 days after the date of the final prospectus relating to this offering. Subject to certain exceptions, during such lock-up period, these individuals may not offer, sell, pledge, or otherwise dispose of these securities without the prior written consent of the placement agent.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

A majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Jianbo Zhang, our Chairman and CEO; Yunxia Xu, our Chief Operating Officer and Chief Marketing Officer; Jing Li, our Chief Development Officer; and Bo Yu, our Chief Programs Officer, are located in China. There is uncertainty as to whether the courts of China would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (ii) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof. We do not believe PRC courts will enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or social public interest.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by Ogier, our British Virgin Islands legal counsel that the courts of the British Virgin Islands are unlikely to (i) recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and (ii) to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature. The courts of the British Virgin Islands will not necessarily enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. Additionally, we have been advised by Ogier that there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that: (i) the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (ii) the U.S. judgment is final and for a liquidated sum; (iii) the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; (iv) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (v) recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and (vi) the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

We incorporated in the BVI in order to enjoy the following benefits: (1) political and economic stability; (2) an effective judicial system; (3) a favorable tax system; (4) the absence of exchange control or currency restrictions; and (5) the availability of professional and support services. However, certain disadvantages accompany incorporation in the BVI. These disadvantages include, but are not limited to, the following: (1) the BVI has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (2) BVI companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

LEGAL MATTERS

Certain matters as to U.S. federal law in connection with this offering will be passed upon for us by ArentFox Schiff LLP. The validity of the issuance of the shares offered in this offering and legal matters as to British Virgin Islands law will be passed upon for us by Ogier. Legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

Financial statements as of September 30, 2024 and 2023, respectively, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of ZH CPA, LLC, Denver, Colorado, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement and does not contain all the information in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including our annual report on Form 20-F, report of foreign private issuer on Form 6-K and other information. All information filed with or furnished to the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also maintain a website at https://ireei-global.net, but information contained on our website is not incorporated by reference in this prospectus. You should not regard any information on our website as a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our annual report on Form 20-F for the fiscal year ended September 30, 2024, filed with the SEC on January 31, 2025;

●	Our reports on Form 6-K and any amendments on Form 6-K/A filed with the SEC on: October 7, 2024; October 24, 2024; January 10, 2025; May 30, 2025; June 26, 2025; and August 21, 2025; and

●	The description of the Company’s shares in our registration statement on Form 8-A filed with the SEC on March 23, 2021, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) prior to the termination of the offering of securities under this Registration Statement. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We post our SEC filings on our website, https://ireei-global.net. We will also provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to Corporate Secretary, at 200 N. St. Clair Street, Suite 100, Toledo, OH 43604. Our telephone number at this address is +1 513-649-8350.

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including our annual report on Form 20-F, report of foreign private issuer on Form 6-K and other information. All information filed with or furnished to the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	DATED SEPTEMBER 28, 2022

EpicQuest Education Group International Limited

Up to $75,000,000 of

Shares

Debt Securities

Warrants

Units

We may offer and sell shares, debt securities, warrants and/or units comprising any combination of these securities, in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The debt securities and warrants may be convertible into or exercisable or exchangeable for our shares or other securities. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed US$75,000,000.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any supplement and any free writing prospectus before you invest in any of our securities.

We may sell the securities independently or together with any other securities registered hereunder. We may sell the securities through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

We are not a Chinese operating company but a British Virgin Islands holding company with operations conducted by our four subsidiaries: (i) Quest Holding International LLC, an Ohio company (which we refer to as “QHI”); (ii) Quest International Education Center LLC, an Ohio company (which we refer to as “QIE”); (iii) Ameri-Can Education Group Corp., an Ohio company (which we refer to as “Ameri-Can”); and (iv) Highrim Holding International Limited, a Canadian company (which we refer to as “HHI”). Investors will be purchasing securities in EpicQuest Education Group International Limited, a British Virgin Islands company, which is a holding company and does not conduct any operations. We refer to EpicQuest Education Group International Limited and its subsidiaries as “we,” “us,” “our,” the “Company,” or “EpicQuest.”

Investing in our securities being offered pursuant to this prospectus involves unique and a high degree of risk. You should carefully read and consider the risk factors beginning on page 7 of this prospectus and in the applicable prospectus supplement before you make your investment decision.

During the fiscal year ending September 30, 2021, 100% of our customers were residents of the People’s Republic of China (“PRC” or “China”). We are subject to legal and operational risks associated with having such a concentration of our customers based in the PRC. The Chinese government may intervene or influence the operation of our business in China, which may significantly limit or completely hinder our ability to conduct our business and cause the value of our securities to significantly decline or be worthless.

QHI conducts marketing activities in China and has employees that are located in China. None of our other subsidiaries conducts any business in China. Although we do not have any variable interest entities or Chinese subsidiaries that are subject to PRC law at this time, recent statements and regulatory actions by China’s government, such as those related to the use of variable interest entities and data security or anti-monopoly concerns, may impact our ability in the future to conduct business or accept foreign investments. In general, rules and regulations in China can change quickly with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operation. See “Risk Factors—Risks Related to Doing Business in China.”

All of our revenue is remitted to us in U.S. dollars, and all the bank accounts owned by us are located in Ohio. There are no restrictions on our ability to transfer cash between us, our Ohio-based subsidiaries and our Canadian subsidiary, and investors. The typical structure of cash flows through our organization is as follows: (i) our subsidiaries, which conduct our operations, receive cash from our operations; and (ii) to the extent EpicQuest requires cash for its expenses, the subsidiaries satisfy such obligations through intercompany loans made to EpicQuest. QHI, which is our only subsidiary that conducts any business in China, pays its employees and its operational expenses through payments to its business partner in China, Renda Financial Education Technology Co., Ltd.

During the fiscal year ending September 30, 2022, cash transfers have been made to date between EpicQuest and our subsidiaries were as follows: (i) intercompany loans from QHI to QIE of $4.1 million; (ii) intercompany loans from QHI to Ameri-Can of $2.5 million; and (iii) intercompany loans from QHI to HHI of $3.0 million. During the fiscal year ending September 30, 2021, cash transfers were made to date between EpicQuest and our subsidiaries as follows: (i) intercompany loans from QIE to QHI of $7.4 million. See “Prospectus Summary – Cash Flows through Our Organization; Dividends and Distributions” for more information.

As of the date of this prospectus, none of our subsidiaries has declared or paid any dividends or made any distributions to EpicQuest, nor does any of them have intention to do so. As of the date of this prospectus, EpicQuest has not declared any dividend and does not have a plan to declare a dividend to its shareholders. For more information, please see our consolidated financial statements contained in our most recent annual report on Form 20-F, which is incorporated by reference herein. We currently do not have cash management policies that dictate how funds are transferred between us, our subsidiaries or investors. See “Prospectus Summary – Cash Flows through Our Organization; Dividends and Distributions” for more information

To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability or our subsidiaries’ ability to transfer cash.

The Holding Foreign Companies Accountable Act (“HFCAA”) would subject us to a number of prohibitions, restrictions and potential delisting if either we or our auditor was designated as a “Commission-Identified Issuer” or an auditor listed on an HFCAA determination list, respectively. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would decrease the number of consecutive “non-inspection years” from three years to two, and thus our shares could be prohibited from trading and delisted after two years instead of three. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC, which sets out specific arrangements on conducting inspections and investigations by both sides over relevant audit firms within the jurisdiction of both sides, including the audit firms based in mainland China and Hong Kong. This agreement marks an important step towards resolving the audit oversight issue that concern mutual interests, and sets forth arrangements for both sides to cooperate in conducting inspections and investigations of relevant audit firms, and specifies the purpose, scope and approach of cooperation, as well as the use of information and protection of specific types of data. See “Risk Factors— We could be delisted if it is determined that the Public Company Accounting Oversight Board is unable to inspect or investigate our auditor completely.” As of the date hereof, our auditor, ZH CPA LLC, is not among the auditor firms listed on the HFCAA determination list, which list notes all of the auditor firms that the PCAOB is not able to inspect. However, trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB, determines that it cannot inspect the workpapers prepared by our auditor and that as a result an exchange may determine to delist our securities.

Our common shares are listed on The Nasdaq Capital Market under the symbol “EEIQ.” The aggregate market value of our outstanding shares held by non-affiliates, or public float, as of April 29, 2022, was approximately $9,640,513, which was calculated based on 3,505,641 shares held by non-affiliates and $2.75 per share, which was the closing price of our shares on the Nasdaq on March 24, 2022. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date hereof.

See “Risk Factors” beginning on page 7 for factors you should consider before buying our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any related free writing prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time, in one or more offerings up to a total dollar amount of $75,000,000, from time to time in one or more offerings, as described in this prospectus.

We have not authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We don’t take any responsibility, and can make no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under this shelf registration, we may offer any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described herein, we will provide prospective investors with a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement or any related free writing prospectus that we may authorize. You should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” before investing in any of the securities offered.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Unless context requires otherwise, we refer to EpicQuest Education Group International Limited and its subsidiaries as “we,” “us,” “our,” the “Company,” or “EpicQuest.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC, or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent filings with the SEC including our Annual Reports on Form 20-F and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Company Overview

Located in Middletown, Ohio, EpicQuest Education Group International Limited, through its subsidiaries Quest Holding International LLC (QHI) and Highrim Holding International Limited (HHI), provides comprehensive education solutions for domestic and international students interested in university and college degree programs in the United States, Canada and the United Kingdom. We have the right to acquire a controlling equity ownership in Davis College, a career training college located in Toledo, Ohio. We have also acquired 80% of EduGlobal College, based in British Columbia, Canada, which focuses on English proficiency educational programming for students pursuing academic degrees. In addition, we have a recruiting relationship with the regional campuses of Miami University of Ohio (MU), where we maintain residential facilities, a full-service cafeteria, recreational facilities, shuttle buses and an office for the regional campuses that provides study abroad and post-study services for its students; these facilities are not owned, maintained, operated or are a part of MU. We also act as a recruiting agent for the University of the West of Scotland (through The Education Group (London) Ltd) and Coventry University, both of which are located in the United Kingdom.

Company Structure and History

We are a holding company registered and incorporated in the British Virgin Islands (BVI) on December 13, 2017. As a wholly-owned subsidiary, QHI was incorporated in 2012 in Ohio to facilitate study abroad and post-study services for Chinese students in the United States. Miami International Education Center LLC was set up on January 13, 2017 in Ohio, and is a wholly-owned subsidiary of QHI; it was renamed as Quest International Education Center LLC (QIE) in 2021.  HHI was set up in July of 2021 in Canada, and it is also a wholly-owned subsidiary. We do not utilize any variable interest entities. Investors will be purchasing securities in EpicQuest Education Group International Limited and not in any of our subsidiaries.

The following chart reflects our organizational structure as of the date of this prospectus.

(1)	EpicQuest Education Group International Ltd. is the entity in which investors will be purchasing their interest in.

Each of the above subsidiaries are wholly owned subsidiaries of EpicQuest for which EpicQuest has direct ownership of the equity of the subsidiary. EpicQuest does not rely on contractual agreements

QHI develops specific education goals and plans for each student enrolled in our program, and provides a safe and structured environment and support services so that students can focus most of their attention on academic studies. QHI’s mission is to provide our students with a reliable and comprehensive support system to fulfill their dreams of studying abroad. It strives to accomplish that by offering students and parents a one-stop destination for international study needs. QHI maintains an office in the United States and is mainly responsible for providing study abroad and post-study services, which include, among others, student dormitory management, academic guidance, international student services, student catering services, student transfer application services, internship and employment guidance. QHI focuses on all stages of the study abroad process and aims to provide the best services available to ensure that every student successfully completes the university application, and travel and settlement processes. It accomplishes this by offering a one-stop solution for these needs.

QHI has agreements with the Regional Campuses of Miami University of Ohio, one of the oldest public universities in the country, to offer our services to Chinese students interested in studying in the United States. Located in southwestern Ohio and established in 1809, Miami University has 7 colleges, 5 different campuses, and the campus population of approximately 25,000. Known as “public Ivy,” the university offers more than 120 undergraduate, 60 graduate and 13 Ph.D. degrees. Currently, our agreements with Miami University have extended to the Middletown and Hamilton campuses. As of September 30, 2021, 136 students who had been admitted to the English Language Program at the Miami University Regional Campuses paid full tuition fees as compared to 134 students for the same period in the previous year, and the conversion rate from application to enrollment was 36.4% as compared to 25.7% during the same period in 2020. Even in such a challenging year due to the significant impact of Covid-19, this was our highest conversion rate since 2015.

As a key part of our strategic growth plan, we acquired a controlling stake in Ameri-Can Education Group Corp. (Ameri-Can), which has the rights to the underlying equity of Davis College, a two-year career-training college in November 2021. It represents a key strategic growth initiative that expands our business model to being an operator of a college that provides career-training programs as well as a ‘transfer pathway’ to top universities for students to pursue Bachelors’ degrees. We believe that Davis College offers immediate synergies with our existing operations as well as significant long-term growth opportunities in the U.S., the foundation of our global expansion strategy.

On January 15, 2022, HHI entered into agreements with Canada EduGlobal Holdings Inc. and Richmond Institute of Languages Inc. (d.b.a. EduGlobal College), pursuant to which HHI acquired 80% of the issued and outstanding shares of EduGlobal College. Taking this next step in our corporate growth by expanding our business model into the Canadian market is a key element in our strategic growth plan as it achieves geographical diversification as an owner and operator following our acquisition in December 2021 of the rights to a controlling interest in Davis College in the U.S. A vital component of our mission is in the name of EduGlobal College itself, which is to engage in global education. We are intent upon having a highly diverse student population for the college to include numerous countries in South America, Europe, Africa, and Asia as well as students from Canada and the U.S. Through our experience with institutions in the U.S., we believe in specialized programs for international, non-native English-speaking students so that they may ultimately achieve bachelor’s degrees. We believe that EduGlobal College is unique in providing English proficiency and a ‘transfer pathway’ for students from around the world who wish to pursue academic degrees in Canada.

On January 31, 2022, Algoma University (Algoma) and EduGlobal College announced that the two parties signed an agreement to establish a seamless pathway for EduGlobal students who have successfully completed its International Undergraduate Pathways Program (iUPP) and the English for Academic Purposes (EAP) Program to complete baccalaureate degrees and graduate certificates at Algoma’s campuses in Brampton and Sault Ste. Marie, Ontario, Canada. EduGlobal’s iUPP program is an eight-month program of study that offers a combination of content-based English language courses and foundational academic courses that help prepare international students to become effective communicators and collaborators, building a strong foundation of the learning modalities required for success at Canadian Universities. EduGlobal’s EAP program is a 36-week intensive academic English program designed for students to achieve the English language proficiency requirements necessary for admission to Algoma University; the program offers both on-site and distance learning options for eligible students.

We have entered into an agreement with The Education Group (London) Ltd whereby we agreed to recruit students from China for admission to the University of the West of Scotland. We have also been operating as a recruiting agent for admission to Coventry University for the 2021-2022 academic year.

Geographic Scope of Our Operations

During the fiscal year ending September 30, 2021, the revenue we received from students who were enrolled in the programs offered by the Regional Campuses of Miami University of Ohio in the U.S. was 99.92%, and the revenue from students who were enrolled in the programs offered by the universities in the U.K. was 0.08%. 100% of our customers were Chinese residents.

We maintain business relationships with more than ten high schools in China, and are seeking to expand that base. In these relationships, our sole role is to facilitate study abroad services for interested students after they graduate from their high-school programs.

On July 24, 2021, a China government policy called “Opinions on Further Reducing the Burden of Homework and Extracurricular Training for Students in Compulsory Education.” This policy states that tutoring of core subjects, including Chinese, English and math, are not allowed on weekends or during the summer and winter months when school is out. In addition, Chinese education firms are no longer allowed to publicly list, raise foreign capital or be a for-profit company. Although we market our services to students in China, our business operations are primarily in the U.S. We do not engage in the after school tutoring in China.

As of March 31, 2022, 24 employees of EpicQuest and its subsidiaries were in China, 6 were in the U.S., and 6 in Canada. As of March 31, 2022, 89 students customers were in the U.S., 80 were in China to take online classes, and 26 were located in the U.K.

Neither we, nor our subsidiaries, are required to obtain any permission or approval from Chinese authorities to operate our business or to offer the securities being registered to foreign investors. In addition, neither we, nor our subsidiaries, have received any permissions from the China Securities Regulatory Commission (CSRC), Cyberspace Administration of China (CAC) or any other governmental agency, as we do not believe our operations require any such permissions or approvals. There can be no assurance, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the approval procedures and subject us to penalties for non-compliance. The foregoing statements are based on our management’s understanding and belief and we have determined not to seek an opinion of local counsel to verify such understanding and belief. We made this decision based on the types of activities we conduct in China, which do not believe raises any issues under Chinese law. Notwithstanding the foregoing, we, our subsidiaries, and investors in our securities would be materially harmed if (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future.

All of our revenue is remitted to us in U.S. dollars, and all the bank accounts owned by us are located in Ohio. There are no restrictions on our ability to transfer cash between us and our Ohio-based subsidiaries and our Canadian subsidiary.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), on December 16, 2021, the U.S. Public Company Accounting Oversight Board (the “PCAOB”) issued its report notifying the SEC of its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC, which sets out specific arrangements on conducting inspections and investigations by both sides over relevant audit firms within the jurisdiction of both sides, including the audit firms based in mainland China and Hong Kong. This agreement marks an important step towards resolving the audit oversight issue that concern mutual interests, and sets forth arrangements for both sides to cooperate in conducting inspections and investigations of relevant audit firms, and specifies the purpose, scope and approach of cooperation, as well as the use of information and protection of specific types of data. As of the date hereof, our auditor, ZH CPA LLC, is not among the auditor firms listed on the HFCAA determination list, which list notes all of the auditor firms that the PCAOB is not able to inspect. However, trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB, determines that it cannot inspect the workpapers prepared by our auditor and that as a result an exchange may determine to delist our securities.

Cash Flows through Our Organization; Dividends and Distributions

The typical structure of cash flows through our organization is as follows: (i) our subsidiaries, which conduct our operations, receive cash from our operations; (ii) to the extent EpicQuest requires cash for its expenses, the subsidiaries satisfy such obligations through intercompany loans made to EpicQuest. QHI, which is our only subsidiary that conducts any business in China pays its employees and its operational expenses through payments to its business partner in China, Renda Financial Education Technology Co., Ltd.

During the fiscal year ending September 30, 2022, cash transfers have been made to date between EpicQuest and our subsidiaries as follows: (i) intercompany loans from QHI to QIE of $4.1 million; (ii) intercompany loans from QHI to Ameri-Can of $2.5 million; and (iii) intercompany loans from QHI to HHI of $3.0 million. During the fiscal year ending September 30, 2021, cash transfers were made to date between EpicQuest and our subsidiaries as follows: (i) intercompany loans from QIE to QHI of $7.4 million.

Neither EpicQuest not any subsidiary has made any dividends or distributions to any other entity. In addition, neither EpicQuest not any subsidiary has made any dividends or distributions made to U.S. investors.

As of the date of this prospectus, none of our subsidiaries has declared or paid any dividends or made any distributions to EpicQuest , nor does any of them have intention to do so. As of the date of this prospectus, EpicQuest has not declared any dividend and does not have a plan to declare a dividend to its shareholders. For more information, please see our consolidated financial statements contained in our most recent annual report on Form 20-F, which is incorporated by reference herein. See “Prospectus Summary – Cash Flows through Our Organization” for more information

We currently do not have cash management policies that dictate how funds are transferred between us, our subsidiaries or investors.

Corporate Information

Our principal executive offices are located in Middletown, Ohio at 1209 N. University Blvd., Middletown, OH 45042; our telephone number at those offices is +1 513-649-8350. The Company’s website is as follows: http://www.eei-global.net. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

Risks Factors

●	Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirement, expose us to government interference, or otherwise restrict our ability to offer securities and raise capital outside China, all of which could materially and adversely affect our business and the value of our securities. See “Risk Factors—Risks Related to Doing Business in China - Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirement, or expose us to government interference, all of which could materially and adversely affect our business and the value of our securities.”

●	The PRC government has significant influence over companies with operations in China by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China - The PRC government has significant influence over companies with operations in China by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless.”

●	Rules and regulations in China can change quickly, with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operations. See “Risk Factors—Risks Related to Doing Business in China - Rules and regulations in China can change quickly with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operation.”

●	To the extent cash in our business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, or our subsidiaries, by the PRC government to transfer cash See “Risk Factors— Risks Related to Doing Business in China —To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, or our subsidiaries, by the PRC government to transfer cash”.

●	In addition, the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. See “Risk Factors—Risks Related to Doing Business in China – The Chinese government may intervene or influence the operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in the operations and/or the value of the securities we are registering for sale. Additionally, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless”

See “Risk Factors—Risks Related to Doing Business in China.”

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the Securities and Exchange Commission, or the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Securities Being Offered

We may offer and sell shares, debt securities, warrants and/or units comprising any combination of these securities, in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The debt securities and warrants may be convertible into or exercisable or exchangeable for our shares or other securities. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed US$75,000,000. We may sell these securities directly to you, through underwriters, dealers or agents we select, or through a combination of these methods. We will describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

U.S. securities laws currently limit the value of the common shares that we may sell under this prospectus. For such time as our “public float”—measured as the value of our share price (as of a date within 60 days before the date of the sale) times the number of shares held by non-affiliates—is less than $75.0 million, existing law limits the value of shares that we can sell under this prospectus at one-third of our “public float”, less prior amounts sold through prior primary offerings of securities on Form F-3 within the past 12 months. The public float is measured at the time of sale, and will necessarily change with the value of our share price and the number of shares held by non-affiliates. The aggregate value of the stock that we are able to sell is therefore highly contingent on our share price.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 20-F for the fiscal year ended September 30, 2021, as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to Our Securities

We could be delisted if it is determined that the Public Company Accounting Oversight Board is unable to inspect or investigate our auditor completely.

Our independent registered public accounting firm that issues the audit report included in our Annual Report on Form 20-F for the fiscal year ended September 30, 2021, which is incorporated by reference into this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and applicable professional standards. Our independent registered public accounting firm is currently subject to PCAOB inspections on a regular basis. However, if it is determined in the future that the PCAOB is unable to inspect or investigate our auditor completely, or if our future audit reports are prepared by auditors that are not completely inspected by the PCAOB, our shares may be delisted or trading in our ordinary shares may be prohibited under the HFCAA.

The lack of PCAOB inspections of audit work in foreign countries prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, investors would be deprived of the benefits of PCAOB inspections. To tackle this problem, the HFCAA, was enacted on December 18, 2020. In essence, the HFCAA requires the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA. On December 2, 2021, the SEC issued amendments to finalize the interim final rules previously adopted in March 2021 to implement the submission and disclosure requirements in the HFCAA. On December 16, 2021, the PCAOB issued a report relaying to the SEC its determinations that PCAOB is unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong due to positions taken by Chinese authorities. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC, which sets out specific arrangements on conducting inspections and investigations by both sides over relevant audit firms within the jurisdiction of both sides, including the audit firms based in mainland China and Hong Kong. This agreement marks an important step towards resolving the audit oversight issue that concern mutual interests, and sets forth arrangements for both sides to cooperate in conducting inspections and investigations of relevant audit firms, and specifies the purpose, scope and approach of cooperation, as well as the use of information and protection of specific types of data.

Our independent registered public accounting firm is based in the United States and not subject to such determinations announced by the PCAOB on December 16, 2021. If it is determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, the trading in our shares would be prohibited, and as a result, Nasdaq may determine to delist our shares. Delisting of our shares would force holders of our shares to sell their shares. The market price of our shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with significant business in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

Risks Related to Doing Business in China

China regulates education services extensively and we may be subject to government actions if our programs do not comply with PRC laws.

Violation of PRC laws, rules or regulations pertaining to education and related activities may result in penalties, including fines. We endeavor to comply with such requirements by requesting relevant documents from our program participants. However, we cannot assure you that violations or alleged violations of such requirements will not occur with respect to our operations. If the relevant PRC governmental agencies determine that our programs violate any applicable laws, rules or regulations, we could be subject to penalties. While we have and continue to engage in strategies to mitigate this risk by diversifying our marketing efforts and focusing on Southeast Asian markets, there is no assurance that such efforts will be successful in mitigating such risks faced by the Company.

Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirement, or expose us to government interference, all of which could materially and adversely affect our business and the value of our securities.

We may need to adjust our business operations in the future to comply with PRC laws regulating our industry and our business operations. However, such efforts may not be completed in a liability-free manner or at all. We cannot guarantee that we will not be subject to PRC regulatory inspection and/or review relating to cybersecurity, especially when there remains significant uncertainty as to the scope and manner of the regulatory enforcement. If we become subject to regulatory inspection and/or review by PRC authorities, or are required by them to take any specific actions, it could cause disruptions to our operations, result in negative publicity regarding our company, and divert our managerial and financial resources. We may also be subject to fines or other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

The Chinese government may intervene or influence the operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in the operations and/or the value of the securities we are registering for sale. Additionally, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Substantially all of our revenue is currently derived in China and, historically, a portion of our operations have been conducted in China through QHI. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China, especially the government policies of PRC government. The PRC government has significant oversight and authority to exert influence on the ability of a China-based company to conduct the business. It regulates and may intervene or influence the operations at any time, which could result in a material adverse change in the operations and/or the value of the securities we are registering for sale. Implementation of any industry-wide regulations directly targeting our business operations could cause our securities to significantly decline in value or become worthless. Also, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and any uncertainties or negative publicity regarding such actions could also materially and adversely affect the business, prospects, financial condition, reputation, and the trading price of our shares, which may cause our securities to significantly decline in value or be worthless. Therefore, investors in our company face potential uncertainty from the actions taken by the PRC government.

Moreover, the significant oversight of the PRC government could also be reflected from the uncertainties arising from the legal system in China. The laws and regulations of the PRC can change quickly without sufficient notice in advance, which makes it difficult for us to predict which kind of laws and regulations will come into force in the future and how it will influence our company and operations. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

The PRC government has significant influence over companies with operations in China by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless.

Our customers have historically been located within China. The PRC government has significant influence over operations in China by any company by allocating resources, providing preferential treatment to particular industries or companies, or imposing industry-wide policies on certain industries. The PRC government may also amend or enforce existing rules and regulation, or adopt ones, which could materially increase our compliance cost, change the relevant industry landscape, or cause significant changes to our business operations in China. In addition, the PRC regulatory system is based in part on government policies and internal guidance, some of which are not published on a timely basis, or at all, and some of which may even have a retroactive effect. We may not be aware of all non-compliance incidents at all times, and we may face regulatory investigation, fines and other penalties as a consequence. As a result of the changes in the industrial policies of the PRC government, including the amendment to and/or enforcement of the related laws and regulations, companies with operations in China, including us, and the industries in which we operate, face significant compliance and operational risks and uncertainties. For example, on July 24, 2021, Chinese state media, including Xinhua News Agency and China Central Television, announced a broad set of reforms targeting private education companies providing after-school tutoring services and prohibiting foreign investments in institutions providing such after-school tutoring services. As a result, the market value of certain U.S. listed companies with China-based operations in the affected sectors declined substantially. As of the date of this prospectus, we are not aware of any similar regulations that may be adopted to significantly curtail our business operations in China. However, if such other adverse regulations or policies are adopted in China, our operations in China will be materially and adversely affected, which may significantly disrupt our operations and adversely affect our business.

We may be subject to anti-monopoly concerns as a result of our doing business in China.

Article 3 of Anti-Monopoly Law of the People’s Republic of China (the “Anti-Monopoly Law”) prohibits “monopolistic practices,” which include: a) the conclusion of monopoly agreements between operators; b) the abuse of dominant market position by operators; and c) concentration of undertakings which has or may have the effect of eliminating or restricting market competition. Also, according to Article 19 of the Anti-Monopoly Law, the operator(s) will be assumed to have a dominant market position if it has following situation: a) an operator has 50% or higher market share in a relevant market; b) two operators have 66% or higher market share in a relevant market; or c) three operators have 75% or higher market share in a relevant market. We do not believe we have engaged in any monopolistic practices in China, and that recent statements and regulatory actions by the Chinese government do not impact our ability to conduct business, accept foreign investments, or list on an U.S. or other foreign stock exchange. However, there can be no assurance that regulators in China will not promulgate new laws and regulations or adopt new series of regulatory actions which may require us to meet new requirements on the issues mentioned above.

Rules and regulations in China can change quickly with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operation.

Our customers have historically been located in the PRC and therefore we are subject to the laws and regulations of the PRC. The PRC legal system is based on the written statutes and involves a unified, multilevel legislative system. The National People’s Congress (the “NPC”) and its Standing Committee exercise the state power to make laws. The NPC enacts and amends basic laws pertaining to criminal offences, civil affairs, state organs and other matters. The Standing Committee enacts and amends all laws except for basic laws that should be enacted by the NPC. When the NPC is not in session, its Standing Committee may partially supplement and revise laws enacted by the NPC, provided that the changes do not contravene the laws’ basic principles. Generally, the PRC laws will go through specific legislative procedures before being promulgated. The legislative authority may propose a bill and then the bill shall be deliberated three times before being voted. However, administrative regulations are formulated by the State Council which reports them to the NPC. The administration regulations are often promulgated with little advance notice, which results in a lack of predictability, and substantial uncertainty. Moreover, the uncertainties may fundamentally impact the development of one or more specific industries and in extreme cases result in the termination of certain businesses. For example, the Opinions on Further Easing the Burden of Excessive Homework and After-School Tutoring for Students Undergoing Compulsory Education, known as “double reduction” education policy, was promulgated by General Office of the CPC Central Committee and General Office of the State Council on July 24, 2021. The “double reduction” education policy comes into effective immediately and has posed a significant impact on the education and training industries, as well as those China-based companies listed in the United States. The resulting unpredictable could materially and adversely affects the market value and the operation of the businesses affected.

Furthermore, the PRC administrative authorities and courts have the power to interpret and implement or enforce statutory rules and contractual terms at their reasonable discretion which makes the business environment much more complicated and unpredictable. It is difficult to predict the outcome of the administrative and court proceedings. The uncertainties may affect our assessments of the relevance of legal requirements, and our business decisions. Such uncertainties may result in substantial operating expenses and costs. Should there be any investigations, arbitrations or litigation with respect to our alleged non-compliance with statutory rules and contractual terms, the management team could be distracted from our primary business considerations, and therefore such a circumstance could materially and adversely affect our business and results of operations. We cannot predict future developments relating to the laws, regulations and rules in the PRC. We may be required to procure additional permits, authorizations and approvals for our operations, which we may not be able to obtain. Our failure to obtain such permits, authorizations and approvals may materially and adversely affect our business, financial condition and the results of operations.

Neither we, nor our subsidiaries, have received any permits, authorizations and approvals from any governmental agency, as we do not believe our operations require any such permissions or approvals. There can be no assurance, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the approval procedures and subject us to penalties for non-compliance. The foregoing statements are based on our management’s belief and we have determined not to seek an opinion of local counsel to verify our management’s belief. We made this decision based on the types of activities we conduct in China, which do not believe raises any issues under Chinese law. Notwithstanding the foregoing, we, our subsidiaries, and investors in our securities would be materially harmed if (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future.

To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, or our subsidiaries, by the PRC government to transfer cash.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. If, in the future, we maintain cash in the PRC, shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy any foreign currency denominated obligations, if any. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As a result of the above, to the extent cash in the business is in the PRC or a PRC entity, such funds or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, or our subsidiaries, by the competent government to the transfer of cash.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

Any forward-looking statements contained in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the year ended September 30, 2021, as filed with the Securities and Exchange Commission (the “SEC”), as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OFFERING STATISTICS AND EXPECTED TIMELINE

We may sell from time to time pursuant to this prospectus (as may be detailed in an applicable prospectus supplement) an indeterminate number of shares, debt securities, warrants and/or units comprising any combination of these securities, as shall have a maximum aggregate offering price of $75 million. The actual price per share of the ordinary shares that we will offer, or per security of the securities that we will offer, pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a Report of Foreign Private Issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities by our Company under this prospectus will be used for:

We intend to use the remaining net proceeds from this offering for:

●	working capital purposes;

●	expanding existing businesses or acquiring or investing in businesses;

●	debt reduction or debt refinancing;

●	capital expenditures; and

●	other general corporate purposes.

Although we intend to use the net proceeds of this offering for the foregoing purposes, the planned expenditures may change significantly and may not be in the order of priority as indicated above. As a result, our management will have broad discretion in the allocation of any net proceeds. Pending use of any net proceeds, we would expect to invest any proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

The holders of our common shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating companies may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common shares are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

DESCRIPTION OF SECURITIES

We were incorporated as a BVI business company under the BVI Business Companies Act (as amended) (the “BVI Act”) on December 13, 2017 under the name “EpicQuest Education Group International Limited.”

We may issue from time to time, in one or more offerings, shares, debt securities, warrants and/or units comprising any combination of these securities. We will set forth in the applicable prospectus supplement a description of debt securities and warrants, and, in certain cases, the shares that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

Description of Share Capital and Memorandum and Articles of Association

On October 25, 2020, our Board of Directors and shareholders approved a 1-for-0.63 reverse stock split of our issued and outstanding shares (the “Reverse Stock Split”), which became effective on November 11, 2020.

As of the date of this prospectus, we are authorized to issue a maximum of 31,500,000 shares with a par value of $0.0016 each (hereafter referred to as “common shares”). The following are summaries of the material provisions of our Memorandum and Articles of Association; a copy of these documents are filed as exhibits to the registration statement of which this prospectus is a part.

Shares

All of our issued common shares are fully paid and non-assessable. Certificates evidencing the common shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their common shares.

Distributions

The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or may be effected by a resolution in writing. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share that such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, date and place at least 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a meeting of shareholders upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice if at least 90% of the common shares entitled to vote on the matters to be considered at the meeting have waived notice of the meeting, and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the issued common shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board is not present then the shareholders present shall choose a shareholder to chair the meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act or the company’s Memorandum and Articles of Association. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a member. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s Memorandum and Articles of Association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extra common majority of shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new common shares under either BVI law or our memorandum and articles of association.

Transfer of common shares

Subject to the restrictions in our memorandum and articles of association, the lock-up agreements with our underwriters described in “Shares Eligible for Future Sale—Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any common share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of a common share unless the person transferring the shares has failed to pay any amount due in respect of any of those shares.

Liquidation

As permitted by BVI law and our memorandum and articles of association, the company may be voluntarily liquidated by a resolution of shareholders or, if permitted under section 199(2) of the BVI Act, by a resolution of directors if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities by resolution of directors and resolution of shareholders.

Calls on common shares and forfeiture of common shares

Our board of directors may, on the terms established at the time of the issuance of such shares or as otherwise agreed, make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture. For the avoidance of doubt, if the issued common shares have been fully paid in accordance with the terms of its issuance and subscription, the directors shall not have the right to make calls on such fully paid common shares and such fully paid common shares shall not be subject to forfeiture.

Redemption of common shares

Subject to the provisions of the BVI Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles of association and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the NASDAQ Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

If at any time, the Company is authorized to issue more than one class of common shares, all or any of the rights attached to any class of shares may be amended only with the consent in writing of or by a resolution passed at a meeting of not less than 50% of the shares of the class to be affected.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors or by a resolution of shareholders:

●	amend our memorandum of association to increase or decrease the maximum number of shares we are authorized to issue;

●	subject to our memorandum of association, divide our authorized and issued shares into a larger number of shares; and

●	subject to our memorandum of association, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

We are not entitled to sell the shares of a shareholder who is untraceable.

Inspection of books and records

Under BVI Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find More Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

Our memorandum and articles of association authorizes our board of directors to issue additional common shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

The BVI Act provides for mergers as that expression is understood under United States corporate law. Under the BVI Act, two or more companies may either merge into one of such existing companies (the “surviving company”) or consolidate with both existing companies ceasing to exist and forming a new company (the “consolidated company”). The procedure for a merger or consolidation between the company and another company (which need not be a British Virgin Islands company, and which may be the company’s parent or subsidiary, but need not be) is set out in the BVI Act. The directors of the British Virgin Islands company or British Virgin Islands companies which are to merge or consolidate must approve a written plan of merger or consolidation which, with the exception of a merger between a parent company and its subsidiary, must also be approved by a resolution of a majority of the shareholders who are entitled to vote and actually vote at a quorate meeting of shareholders or by written resolution of the shareholders of the British Virgin Islands company or British Virgin Islands companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the British Virgin Islands. The Registrar then registers the articles of merger or consolidation and any amendment to the memorandum and articles of the surviving company in a merger or the memorandum and articles of association of the new consolidated company in a consolidation and issue a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

As soon as a merger becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) in the case of a merger, the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its amended memorandum and articles of association are contained in the articles of merger or, in the case of a consolidation, the memorandum and articles of association filed with the articles of consolidation are the memorandum and articles of the consolidated company; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the member, director, officer or agent thereof; as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation.

If the directors determine it to be in the best interests of the company, it is also possible for a merger to be approved as a Court approved plan of arrangement or scheme of arrangement in accordance with the BVI Act. However, we do not anticipate the use of such statutory provisions because we expect the required terms of the initial business combination will be capable of being achieved through other means, such as a merger or consolidation (as described above), a share exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below.

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our memorandum and articles of association be set aside. Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it, i.e., derivate actions.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

 Indemnification of directors and executive officers and limitation of liability

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. However, under BVI law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under BVI law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association, as amended and restated from time to time.  However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in our memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our memorandum and articles of association allow our shareholders holding not less than 30% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under BVI law, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with or without cause, by a resolution of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by written resolution passed by at least 75% of the votes of the shareholders of the Company. Directors can also be removed by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. BVI law has no comparable statute and our memorandum and articles of association fails to expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by BVI law, our memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI.

Stock Transfer Agent

VStock Transfer is our company’s stock transfer agent. VStock’s contact information is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, tel. (212) 828-8436.

Description of Debt Securities

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

the title of the debt securities;

●	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

●	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

●	the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

●	any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

●	any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in the indenture with respect to the debt securities;

●	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

●	a discussion of any material U.S. federal income tax considerations applicable to the debt securities;

●	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities, in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

Description of Warrants

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase our shares, or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the equity warrants;

●	the initial offering price;

●	the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

●	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

●	if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

●	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

●	anti-dilution provisions of the equity warrants, if any;

●	redemption or call provisions, if any, applicable to the equity warrants; and

●	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus. The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the debt warrants;

●	the initial offering price;

●	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

●	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

●	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

●	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

●	anti-dilution provisions of the debt warrants, if any;

●	redemption or call provisions, if any, applicable to the debt warrants; and

●	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

Description of Units

We may issue, in one or more series, units comprised of shares of our shares, debt securities, warrants or any combination of these securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

We may evidence units by unit certificates that we issue under a separate agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including: (i) the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately; (ii) any provisions of the governing unit agreement that differ from those described herein; and (iii) any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The other provisions regarding our shares, warrants and debt securities as described in this section will apply to each unit to the extent such unit consists of shares, warrants and/or debt securities.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

●	through agents;

●	to dealers or underwriters for resale;

●	directly to investors; or

●	through a combination of any of these methods of sale.

●	We will set forth in a prospectus supplement or free writing prospectus the terms of the offering of securities, including:

●	the name or names of any agents or underwriters;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which such securities may be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in a prospectus supplement or free writing prospectus naming the underwriter and the nature of any such relationship.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement or a free writing prospectus any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnity them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expenses of all commissions and discounts, if any, attributable to the sales of securities by us.

Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus, each class or series of securities will be a new issue with no established trading market, other than our shares, which are listed on the NASDAQ Capital Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.

In addition, we may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus or otherwise.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located in the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Jianbo Zhang, our Chairman and CEO; Yunxia Xu, our Chief Operating Officer and Chief Marketing Officer; Jing Li, our Chief Development Officer; and Bo Yu, our Chief Programs Officer, are located in China. There is uncertainty as to whether the courts of China would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (ii) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof. We do not believe PRC courts will enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or social public interest.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by Ogier, our British Virgin Islands legal counsel that the courts of the British Virgin Islands are unlikely to (i) recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and (ii) to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature. The courts of the British Virgin Islands will not necessarily enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. Additionally, we have been advised by Ogier that there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that: (i) the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (ii) the U.S. judgment is final and for a liquidated sum; (iii) the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; (iv) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (v) recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and (vi) the proceedings pursuant to which judgment was obtained were not contrary to natural justice

We incorporated in the BVI in order to enjoy the following benefits: (1) political and economic stability; (2) an effective judicial system; (3) a favorable tax system; (4) the absence of exchange control or currency restrictions; and (5) the availability of professional and support services. However, certain disadvantages accompany incorporation in the BVI. These disadvantages include, but are not limited to, the following: (1) the BVI has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (2) BVI companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted outside the United States, and all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

LEGAL MATTERS

Certain matters as to U.S. federal law in connection with this offering will be passed upon for us by ArentFox Schiff LLP. The validity of the issuance of the common shares offered in this offering and legal matters as to British Virgin Islands law will be passed upon for us by Ogier. Legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

Financial statements as of September 30, 2021 and 2020, respectively, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of ZH CPA LLC, Denver, Colorado, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement and does not contain all the information in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including our annual report on Form 20-F, report of foreign private issuer on Form 6-K and other information. All information filed with or furnished to the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also maintain a website at www.eei-global.net, but information contained on our website is not incorporated by reference in this prospectus. You should not regard any information on our website as a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our annual report on Form 20-F for the fiscal year ended September 30, 2021 filed with the SEC on December 30, 2021.

●	Our reports on Form 6-K filed with the SEC on November 5, 2021, December 1, 2021, January 21, 2022 and September 1, 2022.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of the offering of securities under this Registration Statement. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We post our SEC filings on our website, www.eei-global.net. We will also provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to Corporate Secretary, at 1209 N. University Blvd, Middletown, OH 45042. Our telephone number at this address is +1 513-649-8350.

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including our annual report on Form 20-F, report of foreign private issuer on Form 6-K and other information. All information filed with or furnished to the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$	*
FINRA fees	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and postage expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a report of foreign private issuer on Form 6-K that is incorporated by reference into this registration statement. Estimated solely for this item. Actual expenses may vary.

EpicQuest Education Group International Limited

5,068,494 Ordinary Shares

PROSPECTUS SUPPLEMENT

Placement Agent

 FT Global Capital, Inc.

August 25, 2025